EXHIBIT 4.2
NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON ITS EXERCISE MAY BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE. NO TRANSFER OF THIS WARRANT SHALL BE MADE UNLESS CONDITIONS SPECIFIED IN THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF MAY 1, 2003, PROVIDING FOR THE ISSUANCE OF THIS WARRANT, HAVE BEEN SATISFIED.
SERIES D PREFERRED STOCK PURCHASE WARRANT
To Subscribe for and Purchase Shares of Series D Convertible Preferred Stock
of
TOMOTHERAPY INCORPORATED
WARRANT NO.
     This certifies that, for value received,                                                                                  , (“Investor”), or its assigns (Investor and/or its assigns are collectively referred to herein as the “Holder”),                                          is entitled to subscribe for and purchase from TomoTherapy Incorporated, a Wisconsin corporation (the “Company”),                      shares (the “Shares”) of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”) at an exercise price of $10.00 per Share (the “Exercise Price”) (which is subject to the adjustments described in Section 3) at any time or times after the date hereof and until expiration of this Warrant as provided in Section 13 hereof.
     All Warrants issued in substitution or exchange herefor are herein individually called a “Warrant” and collectively called “Warrants.”
     This Warrant is issued pursuant to Section 2.3 of that certain Note and Warrant Purchase Agreement, dated as of May 1, 2003 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, Dr. Thomas Rockwell Mackie, Paul J. Reckwerdt and the Investors named therein. This Warrant is a “Warrant” within the meaning of Section 2.3 of the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.
     This Warrant is subject to the following provisions, terms and conditions:
     1. Exercise; Payment; Issuance of Certificates. The rights represented by this Warrant may be exercised by the Holder, in whole or in part and at one or more times, by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company (or such other office or agency of the Company as it may designate by written notice to the

Holder) and upon payment to it by cash or certified check of the Exercise Price for the Shares purchased hereunder. The Company agrees that the Shares so purchased shall be and are deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Shares as aforesaid. Certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding three (3) days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant is exercised in full or has expired, a new Warrant appropriately providing for the purchase of Shares with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time.
     2. Shares to be Fully Paid; Reservation of Shares. The Company covenants that all Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Series D Preferred Stock is at all times equal to or less than the then effective Exercise Price per share of the Series D Preferred Stock issuable upon exercise of this Warrant. The Company further covenants that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have the power and authority to reserve for the purpose of future issuance and transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of the Series D Preferred Stock to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Series D Preferred Stock may be so issued without violation of any applicable securities or corporate law or regulation, or of any requirements of any domestic securities exchange upon which the Series D Preferred Stock of the Company may be listed. The Company will not take any action which would result in the number of shares of Series D Preferred Stock outstanding exceeding the total number of shares of Series D Preferred Stock then authorized by the Company’s Articles of Incorporation.
     3. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price in effect at any time shall be subject to adjustment from time to time as provided in this Section 3, and the number of Shares purchasable upon exercise of this Warrant also shall be subject to adjustment from time to time as provided in this Section 3.
          A. Adjustments to Exercise Price.
          (1) Upon Issuance or Sale of Common Shares. If the Company shall, while this Warrant or any Shares are outstanding, issue or sell Common Shares or any other series or class of capital stock convertible into Common Shares without consideration or at a price per Common Share less than the Exercise Price in effect immediately prior to such issuance or sale, then in each such case the Exercise Price upon each such issuance or sale, except as hereinafter provided, shall be adjusted to an amount determined by multiplying the Exercise Price by a fraction:

          (a) the numerator of which shall be (i) the number of Common Shares outstanding immediately prior to the issuance of such additional Common Shares, plus (ii) the number of Common Shares which the net aggregate consideration received by the Company for the total number of such additional Common Shares so issued would purchase at the Exercise Price, and
          (b) the denominator of which shall be (i) the number of Common Shares outstanding immediately prior to the issuance of such additional Common Shares, plus (ii) the number of such additional Common Shares so issued or could be issued if any series or class is converted into Common Shares.
     The Company’s issuance of Common Shares pursuant to an incentive stock option plan and/or a nonqualified stock option plan, providing for the issuance of options to purchase Common Shares for the recruitment and retention of senior personnel and to compensate advisors and members of the Board of Directors shall not give rise to an adjustment pursuant to this Section 3A unless such shares or stock options are issued or granted to any shareholder who now holds Common Shares or other capital stock convertible into Common Shares, or warrants, options or other rights to acquire Common Shares or other capital stock convertible into Common Shares, which in the aggregate represents (when exercised and/or converted) more than ten percent (10%) of the Company’s issued and outstanding Common Shares.
     The Company’s issuance of Common Shares pursuant to the exercise of options granted from the pool of performance options pursuant to Article VIII of the Series A Investment Agreement, and the issuance of such options shall not give rise to an adjustment pursuant to this Section 3A.
     For the purposes of this Section 3A(1), the issuance of any warrants, options, subscriptions or purchase rights with respect to Common Shares and the issuance of any securities convertible into or exchangeable for Common Shares (or the issuance of any warrants, options or rights with respect to such convertible or exchangeable securities) shall be deemed an issuance at such time of such Common Shares if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Shares shall be less than the Exercise Price at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, subscriptions or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Exercise Price shall be made under this Section 3A(1) upon the issuance of any Common Shares which are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options, subscriptions or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

Any adjustment of the Exercise Price with respect to this paragraph which relates to warrants, options, subscriptions or purchase rights with respect to Common Shares shall be disregarded if, as and when such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Exercise Price effective immediately upon such cancellation or expiration shall be equal to the Exercise Price in effect immediately prior to the issuance of the expired or canceled warrants, options, subscriptions or purchase rights. For purposes of this paragraph, the “Net Consideration Per Share” which may be received by the Company shall be determined as follows:
          (X) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of Common Shares that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.
          (Y) The Net Consideration Per Share which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities.
     For purposes of this Section 3A(1), if part or all of the consideration received by the Company in connection with the issuance of Common Shares or the issuance of any of the securities described in Section 3A(1) consists of property other than cash, the fair market value of such property shall initially be determined in good faith by the Board of Directors of the Company.
     This Section 3A(1) shall not apply under any of the circumstances which would constitute a Common Stock Event (as hereinafter defined in Section 3A(2)).
          (2) Upon Common Stock Event. Upon the happening of an Common Stock Event (as hereinafter defined), the Exercise Price (and all other conversion values set forth in Section 3A(1) above) shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the then effective Exercise Price by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to such Common Stock Event and the denominator of which shall be the number of Common Shares outstanding immediately after such Common Stock Event. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Common Stock Event or Events.

     “Common Stock Event” shall mean (i) the issue of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) combination of outstanding Common Shares into a smaller number of Common Shares.
          (3) Exclusions from Adjustments to the Exercise Price. Notwithstanding anything to the contrary contained in this Section 3A, there shall be no adjustment to the Exercise Price for the issuance of Common Stock upon the conversion of Preferred Stock or the exercise of any options or warrants of the Company that are outstanding as of the date of this Warrant and disclosed in the Purchase Agreement.
          B. Recapitalization or Reclassification. If the Series D Preferred Stock issuable upon the conversion of this Warrant shall be changed into the same or different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 3, or reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3), then and in each such event the Holder of this Warrant shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property that such Holder would have owned or been entitled to receive after the occurrence of any such event had this Warrant been surrendered for conversion immediately prior thereto.
          C. Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Series D Preferred Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3), or a merger or consolidation of the Company with or into another company, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon conversion of this Warrant, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such a merger, consolidation or sale, that such Holder would have owned or been entitled to receive after the occurrence of any such event had this Warrant been surrendered for conversion immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustment of the Exercise Price then in effect) shall be applicable after that event in as nearly equivalent a manner as may be practicable.
          D. Determination of Adjustments. In each case of an adjustment or readjustment of the Exercise Price, the Board of Directors of the Company shall initially determine the adjustment or readjustment to the Exercise Price, and the Company shall furnish the Holder with a certificate, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. If any Holder disagrees with the adjustment or readjustment of the Exercise Price as determined by the Board of Directors, the Exercise Price shall be determined as set forth below. Such objecting Holder shall select one appraiser, and the Company shall select one appraiser. Such appraisers will then select a third appraiser. All three appraisers shall then determine the appropriate adjustments or readjustments to the Exercise Price, and Exercise Price shall be the median amount of such appraisals. All costs of any appraisal shall be paid by the Company.
          E. Minimal Adjustments. No adjustment to the Exercise Price need be made if such adjustment would result in a change in an Exercise Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in Exercise Price.
     4. Liquidating Dividends and Other Pro Rata Distributions. In the case the Company shall declare or pay a dividend upon its Common Shares payable otherwise than out of earnings or shall distribute pro rata to holders of its Common Shares any shares of its capital stock, or options to purchase, rights to subscribe for, or securities convertible into or exchangeable for, capital stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities then, in such case, the Holder of this Warrant shall be entitled to receive a like distribution based upon the number of Shares with respect to which this Warrant may then be exercised.
     5. Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets to another person, entity, firm or partnership which is effected in such a way that holders of Common Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Shares is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive, in lieu of or addition to the Shares immediately theretofore purchasable upon the exercise of this Warrant, such shares of stock, securities or assets as the Holder would have received in connection with such Organic Change if the Holder had theretofore exercised this Warrant. The Company will not effect any such reorganization, reclassification, consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such Organic Change assumes by written instrument (in form reasonably satisfactory to the Holder), the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.
     6. Forfeitures. If Investor fails to fund any Secondary Loan (as defined in the Purchase Agreement) in accordance with Section 2.1(b) of the Purchase Agreement, then this Warrant shall be deemed to be cancelled and no longer exercisable.
     7. Notices. The Company will give written notice to the Holder at least 15 days prior to the date on which the Company closes its books or takes a record with respect to (i) any dividend (other than a cash dividend payable out of the earnings of the Company) with respect to its Common Shares; (ii) any pro rata distribution to holders of Common Shares of any shares of the Company’s capital stock, or options to purchase, rights to subscribe for, or securities convertible or exchangeable for, Common Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities; or (iii) any Organic Change.
     8. Closing of Books. The Company will at no time close its transfer books against the transfer of this Warrant or of any Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of the rights evidenced hereby.
     9. No Voting Rights Conferred by Warrant. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.
     10. Warrant Transferable. Subject to the transfer conditions referred to in the Purchase Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed assignment (in form reasonably acceptable to the Company) at the principal office of the Company.
     11. Fractional Shares. If a fractional Share would be issuable upon exercise of this Warrant (but for the provisions of this Section), the Company will, concurrently with the issuance to the Holder of the certificate for the Shares issuable upon exercise hereof, deliver to the Holder a check payable to the Holder in lieu of such fractional share in an amount equal to the difference between the fair value of such fractional share (determined in good faith by the Company’s Board of Directors) and the Exercise Price of such fractional share.
     12. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Company referred to in Section 1 hereof, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the maximum number of Shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase the number of Shares purchasable upon exercise of this Warrant as shall be designated by the Holder at the time of such surrender.
     13. Duration. The rights to purchase Shares hereunder shall remain in existence until the date which is five (5) years following the date of original issuance of this Warrant.
     14. No Dilution or Impairment. The Company shall not undertake or participate in any action whatsoever for the purpose, or having the result, of avoiding or seeking to avoid the observance or performance of any of its obligations pursuant to this Warrant, or diluting, impairing or adversely affecting whatsoever the Holder’s right and entitlement to acquire, by exercise hereof, the maximum number or percentage of Shares obtainable upon exercise of this Warrant in accordance with its terms.
     15. Descriptive Headings and Governing Law. The descriptive headings of the several Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of such State (regardless of such State’s conflict of law provisions or principles).

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this                      day of                                         , 2004.

TOMOTHERAPY INCORPORATED
By:
John Barni
Chief Executive Officer

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